Exhibit 21
SUBSIDIARIES OF THE COMPANY AS OF MARCH 3, 2007
Pier 1 Assets, Inc., a Delaware corporation
     Pier 1 Licensing, Inc., a Delaware corporation
          Pier 1 Imports (U.S.), Inc., a Delaware corporation
               Pier 1 Funding, LLC, a Delaware limited liability company
               Pier 1 Value Services, LLC, a Virginia limited liability company
               Pier Lease, Inc., a Delaware corporation
               Pier-SNG, Inc., a Delaware corporation
               PIR Trading, Inc., a Delaware corporation
                    Pier International Limited, a Hong Kong private company
                    Pier Alliance Ltd., a Bermuda company
               Pier Group, Inc., a Delaware corporation
          Pier 1 Holdings, Inc., a Delaware corporation
               Pier 1 Services Company, a Delaware statutory trust